As filed with the Securities and Exchange Commission on July 16, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRI Pointe Homes, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-3201111
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19520 Jamboree Road, Suite 200 Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

Weyerhaeuser Real Estate Company 2004 Long-Term Incentive Plan

Weyerhaeuser Real Estate Company 2013 Long-Term Incentive Plan

(Full title of plans)

TRI Pointe Homes, Inc.

19520 Jamboree Road, Suite 200

Irvine, California 92612

(949) 478-8600

(Name, address and telephone number of agent for service)

Copies to:

Brad W. Blank, Esq. Vice President, General Counsel TRI Pointe Homes, Inc. 19520 Jamboree Road, Suite 200 Irvine, California 92162 Tel (949) 478-8600 Fax (949) 478-8601	Joe M. Davidson, Esq. Allen Matkins Leck Gamble Mallory & Natsis LLP 501 West Broadway, 15th Floor San Diego, California 92101 Tel (619) 233-1155 Fax (619) 233-1158

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share issuable upon exercise of options (2)	3,379,275	$12.62(3)	42,646,451	$5,492.86
Common Stock, $0.01 par value per share issuable upon vesting of restricted stock units and performance share units (4)	726,678	$15.105(5)	$10,976,471	$1,413.77
Total	4,105,953		$53,622,922	$6,906.63

(1)	Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of TRI Pointe Homes, Inc. (the “Registrant”) Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	In connection with the merger of a wholly owned subsidiary of the Registrant with and into Weyerhaeuser Real Estate Company (“WRECO”), the Registrant has assumed outstanding options granted under WRECO’s 2004 and 2013 Long-Term Incentive Plans.
(3)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price per share of the options assumed by the Registrant.
(4)	In connection with the merger of a wholly owned subsidiary of the Registrant with and into WRECO, the Registrant assumed outstanding restricted stock units and performance share units granted under WRECO’s 2004 and 2013 Long-Term Incentive Plans.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share represents the average of the high and low selling prices per share of Common Stock of the Registrant as reported on the New York Stock Exchange on July 14, 2014.

EXPLANATORY NOTE

On July 7, 2014, a wholly owned subsidiary of TRI Pointe Homes, Inc. (the “Registrant”) merged with and into Weyerhaeuser Real Estate Company (“WRECO”) with WRECO becoming a wholly owned subsidiary of the Registrant (the “Merger”). This registration statement on Form S-8 relates to shares of the Registrant’s Common Stock, $0.01 par value per share, to be issued upon exercise of options or vesting of restricted stock units and performance share units assumed by the Registrant in connection with the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by TRI Pointe Homes, Inc. (the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference (except for the portions of the Company’s Current Reports furnished, as opposed to filed, on Form 8-K):

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2013;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

(c) The Company’s Current Report on Form 8-K filed January 2, 2014;

(d) The Company’s Current Report on Form 8-K filed April 1, 2014;

(e) The Company’s Current Report on Form 8-K filed May 5, 2014;

(f) The Company’s Current Report on Form 8-K filed May 22, 2014;

(g) The Company’s Current Report on Form 8-K filed June 5, 2014;

(h) The Company’s Current Report on Form 8-K filed June 16, 2014;

(i) The Company’s Current Report on Form 8-K filed June 19, 2014;

(j) The Company’s Current Report on Form 8-K filed June 23, 2014;

(k) The Company’s Current Report on Form 8-K filed June 27, 2014;

(l) The Company’s Current Report on Form 8-K filed July 7, 2014;

(m) The Company’s Current Report on Form 8-K filed July 11, 2014;

(n) The Company’s Definitive Proxy Statement filed May 20, 2014; and

(o) The description of the Company’s shares of common stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on January 28, 2013.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except for the portions of the Company’s Current Reports furnished, as opposed to filed, on Form 8-K) subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law, which is referred to as the “DGCL,” a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (1) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation (which is referred to as the “charter”) provides for such limitation of liability.

The Company’s Charter. Article X of the Company’s charter provides that the Company shall, to the fullest extent authorized by the DGCL, indemnify any person made, or threatened to be made, a party to, or is otherwise involved in, any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company. The Company may, by action of its board of directors, provide indemnification to employees and agents of the Company to such extent and to such effect as our board of directors shall determine to be appropriate and authorized by the DGCL. Article X of the Company’s charter also provides that no director of the Company shall be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

The Company’s Bylaws. Article VII of our bylaws (which is referred to as the “bylaws”) provides that the Company shall, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party or is otherwise involved in any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise. The Company shall not be required to indemnify any person in connection with an action, suit or proceeding initiated by such person, including a counterclaim or crossclaim, unless such action, suit or proceeding was authorized by the board of directors. The Company may, by action of the board of directors, provide indemnification to such employees and agents of the Company to such extent and to such effect as our board of directors shall determine to be appropriate and authorized by Delaware law.

Indemnification Agreements. In addition to the provisions of the Company’s charter and bylaws described above, the Company has entered into an indemnification agreement with each of its directors and certain of its officers. These agreements will require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insurance. The Company maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that it may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of TRI Pointe Homes, Inc.[a]

4.2	Amended and Restated Bylaws of TRI Pointe Homes, Inc.[a]

4.3	Specimen Common Stock Certificate of TRI Pointe Homes, Inc.[a]

4.4	Investor Rights Agreement, dated as of January 30, 2013, by and among TRI Pointe Homes, Inc., VIII/TPC Holdings, L.L.C., BMG Homes, Inc., The Bauer Revocable Trust U/D/T Dated December 31, 2003, Grubbs Family Trust Dated June 22, 2012, The Mitchell Family Trust U/D/T Dated February 8, 2000, Douglas F. Bauer, Thomas J. Mitchell and Michael D. Grubbs[a]

4.5	First Amendment to Investor Rights Agreement, dated as of November 3, 2013, by and among TRI Pointe Homes, Inc., VIII/TPC Holdings, L.L.C., BMG Homes, Inc., The Bauer Revocable Trust U/D/T Dated December 31, 2003, Grubbs Family Trust Dated June 22, 2012, The Mitchell Family Trust U/D/T Dated February 8, 2000, Douglas F. Bauer, Thomas J. Mitchell and Michael D. Grubbs[a]

4.6	Registration Rights Agreement among TRI Pointe Homes, Inc. and the members of TRI Pointe Homes, LLC, VIII/TPC Holdings, L.L.C., and the TPH Stockholders dated January 30, 2013[a]

5.1	Opinion of Gibson Dunn & Crutcher LLP*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of KPMG LLP*

23.3	Consent of Gibson Dunn & Crutcher LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page to this Registration Statement)*

99.1	Weyerhaeuser Real Estate Company 2004 Long-Term Incentive Plan*

99.2	Weyerhaeuser Real Estate Company 2013 Long-Term Incentive Plan*

a	Incorporated by reference to the Company’s Registration Statement on Form S-4 (File No. 333-193248) filed with the Commission on January 9, 2014.
*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 16th day of July, 2014.

TRI Pointe Homes, Inc.

By:	/S/ DOUGLAS F. BAUER
Name:	Douglas F. Bauer
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Douglas F. Bauer and Michael D. Grubbs, and each of them singly (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ BARRY S. STERNLICHT	Chairman of the Board of Directors, Director	July 16, 2014
Barry S. Sternlicht

/S/ DOUGLAS F. BAUER	Chief Executive Officer and Director (Principal Executive Officer)	July 16, 2014
Douglas F. Bauer

/S/ MICHAEL D. GRUBBS	Chief Financial Officer (Principal Financial Officer)	July 16, 2014
Michael D. Grubbs

/S/ GLENN KEELER	Vice President and Controller (Principal Accounting Officer)	July 16, 2014
Glenn Keeler

/S/ LAWRENCE B. BURROWS	Director	July 16, 2014
Lawrence B. Burrows

/S/ DANIEL S. FULTON	Director	July 16, 2014
Daniel S. Fulton

/S/ KRISTIN F. GANNON	Director	July 16, 2014
Kristin F. Gannon

/S/ STEVEN J. GILBERT	Director	July 16, 2014
Steven J. Gilbert

/S/ CHRISTOPHER D. GRAHAM	Director	July 16, 2014
Christopher D. Graham

/S/ CONSTANCE B. MOORE	Director	July 16, 2014
Constance B. Moore

/S/ THOMAS B. ROGERS	Director	July 16, 2014
Thomas B. Rogers

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of TRI Pointe Homes, Inc.[a]

4.2	Amended and Restated Bylaws of TRI Pointe Homes, Inc.[a]

4.3	Specimen Common Stock Certificate of TRI Pointe Homes, Inc.[a]

4.4	Investor Rights Agreement, dated as of January 30, 2013, by and among TRI Pointe Homes, Inc., VIII/TPC Holdings, L.L.C., BMG Homes, Inc., The Bauer Irrevocable Trust U/D/T Dated December 31, 2003, Grubbs Family Trust Dated June 22, 2012, The Mitchell Family Trust U/D/T Dated February 8, 2000, Douglas F. Bauer, Thomas J. Mitchell and Michael D. Grubbs [a]

4.5	First Amendment to Investor Rights Agreement, dated as of November 3, 2013, by and among TRI Pointe Homes, Inc., VIII/TPC Holdings, L.L.C., BMG Homes, Inc., The Bauer Revocable Trust U/D/T Dated December 31, 2003, Grubbs Family Trust Dated June 22, 2012, The Mitchell Family Trust U/D/T Dated February 8, 2000, Douglas F. Bauer, Thomas J. Mitchell and Michael D. Grubbs[a]

4.6	Registration Rights Agreement among TRI Pointe Homes, Inc. and the members of TRI Pointe Homes, LLC, VII/TPC Holdings, L.L.C. and the TPH Stockholders dated January 30, 2013[a]

5.1	Opinion of Gibson Dunn & Crutcher LLP*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of KPMG LLP*

23.3	Consent of Gibson Dunn & Crutcher LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page to this Registration Statement)*

99.1	Weyerhaeuser Real Estate Company 2004 Long-Term Incentive Plan*

99.2	Weyerhaeuser Real Estate Company 2013 Long-Term Incentive Plan*

a	Incorporated by reference to the Company’s Registration Statement on Form S-4 (File No. 333-193248) filed with the Commission on January 9, 2014.
*	Filed herewith.